                                                                      EXHIBIT 11



                             WHITTAKER CORPORATION

                       CALCULATION OF EARNINGS PER SHARE


                                             Stated in Thousands of Dollars
                                                  Year Ended October 31,
                                             ------------------------------
                                                1995       1994      1993
                                              --------    -------   ------
PRIMARY EARNINGS PER SHARE

Earnings

Income...................................      $7,865     $10,061   $7,256

Deduct:
   Dividends on $5.00 Cumulative
     Convertible Preferred Stock.........          (4)        (12)     (12)
                                               ------     -------   ------


Net income used in primary earnings
     per share calculations..............      $7,861     $10,049   $7,244
                                               ======     =======   ======



Average Common and Common Equivalent
 Shares in (000)

Weighted average number of common shares
   outstanding...........................       8,531       8,481    8,281

Common equivalent shares:
   Series D Participating Convertible
     Preferred Stock.....................         292         292      316
   Stock options included under treasury
     stock method........................         802         729      894
                                               ------     -------   ------


TOTAL....................................       9,625       9,502    9,491
                                               ======     =======   ======


Primary Earnings Per Share...............      $ 0.82     $  1.06   $ 0.76
                                               ======     =======   ======


                             WHITTAKER CORPORATION

                                           Stated in Thousands of Dollars
                                               Year Ended October 31,
                                           ------------------------------
                                              1995      1994      1993
                                            --------  --------- --------
FULLY DILUTED EARNINGS PER SHARE

Earnings

Net income used in primary earnings
   per share calculation (Note A).........    $7,861   $10,049    $7,244

Adjustments:                                       -         -         -
                                              ------   -------    ------
Net income used in fully diluted earnings
   per share calculations.................    $7,861   $10,049    $7,244
                                              ======   =======    ======


Average Shares used to Calculate Fully
   Diluted Earnings Per Share in (000)

Average common and common equivalent
   shares (above).........................     9,625     9,502     9,491

Add:
   Additional stock options included
    under treasury stock method...........         -        88        32
                                              ------   -------    ------


TOTAL.....................................     9,625     9,590     9,523
                                              ======   =======    ======


Fully Diluted Earnings Per Share..........    $ 0.82   $  1.05    $ 0.76
                                              ======   =======    ======


                             WHITTAKER CORPORATION

NOTES

Earnings per share have been computed based on the weighted average number of common and common equivalent shares outstanding during the periods, after deducting from net income the dividend requirements on the outstanding $5.00 Cumulative Convertible Preferred Stock. Common stock equivalents include Series D Participating Convertible Preferred Stock and dilutive employee stock options, calculated using the treasury stock method.

Fully diluted earnings per share include the additional potential dilutive effect of employee stock options. The inclusion of additional shares assuming the conversion of the convertible subordinated debt would have been antidilutive.